Exhibit 99.1

            Arrow Electronics' Net Income Soars 35% on Strong Growth

            -- Revenues Advance 27% to Record Third Quarter Level --

    MELVILLE, N.Y.--(BUSINESS WIRE)--Oct. 25, 2006--Arrow Electronics, Inc. (NYSE:ARW) today reported third quarter 2006 net income of $85.9 million ($.70 per share on both a basic and diluted basis) on sales of $3.45 billion, compared with net income of $63.5 million ($.54 and $.52 per share on a basic and diluted basis, respectively) on sales of $2.71 billion in the third quarter of 2005. Consolidated sales grew 27% over the third quarter of 2005 or 17% on a pro forma basis, including Ultra Source Technology Corp. and DNSint.com AG in the third quarter of 2005. The company's results for the third quarters of 2006 and 2005 include a number of items outlined below that impact their comparability. A reconciliation of these items is provided under the heading "Certain Non-GAAP Financial Information." Excluding those items, net income for the quarter ended September 30, 2006 would have been $87.0 million ($.71 per share on both a basic and diluted basis) and net income for the quarter ended September 30, 2005 would have been $63.8 million ($.54 and $.52 per share on a basic and diluted basis, respectively). Included in the results for the third quarter of 2006 is $3.4 million ($2.2 million net of related taxes or $.02 per share on both a basic and diluted basis) related to the expensing of stock options in accordance with the provisions of Financial Accounting Standards Board Statement No. 123 (revised 2004), "Share Based Payment" ("FASB Statement No. 123(R)"). No such charge was recorded in 2005.

    Operating income in the third quarter of 2006 and 2005 was $152.5 million and $118.2 million, respectively. Excluding the items impacting comparability included in the reconciliation provided under the heading "Certain Non-GAAP Financial Information," third quarter 2006 operating income would have been $154.3 million, up 30% over last year's $118.4 million. Operating income as a percentage of sales, excluding the previously mentioned items and the impact of acquisitions, increased by 50 basis points year-over-year.

    "We again delivered strong results across all of our businesses, further demonstrating our consistent record of executing on the fundamentals of our business strategy," said William E. Mitchell, Chairman, President and Chief Executive Officer. "Sales reached a record third quarter level and operating income, earnings per share, and return on invested capital showed strong year-over-year improvement for the fifth consecutive quarter."

    Worldwide components sales and operating income both increased 29% over last year. Sales on a pro forma basis, including Ultra Source Technology Corp. in the third quarter of 2005, increased 20% year-over-year. "Each of our components businesses around the world achieved good year-over-year increases in sales and operating income," stated Mr. Mitchell. "Sales in North America and Europe were at record third quarter levels, and Asia/Pacific sales broke records again with significant improvements in profitability," added Mr. Mitchell.

    Worldwide computer products sales increased 22% year-over-year, while operating income increased 8% over last year. Sales for the Enterprise Computing Solutions business on a pro forma basis, including DNSint.com AG in the third quarter of 2005, increased 7% year-over-year. "Our enterprise computing business continued to demonstrate strong profitability and returns. Growth was driven by strong performance in storage and industry standard servers in North America, and software in our European enterprise business," said
Mr. Mitchell.

    The company's results for the third quarter of 2006 and 2005 include the items outlined below that impact their comparability:

    -- During the third quarter of 2006, the company recorded $1.8 million ($1.1 million net of related taxes or $.01 per share on both a basic and diluted basis) of restructuring charges related to actions the company has committed to take in an ongoing effort to improve its operating efficiencies, which include $.4 million related to previously announced actions. These actions, in the aggregate, are expected to generate annual cost savings of approximately $10 million beginning in 2007. The estimated restructuring charges to be recorded over the next several quarters associated with these actions total approximately $1 to $3 million.

    -- During the third quarter of 2005, in connection with previously-announced restructuring initiatives, the company recorded a net charge of $.1 million (a gain of $.4 million net of related taxes or $.01 per share on both a basic and diluted basis). Included in the restructuring charge is a gain on the sale of a property that, because of existing capital tax loss carry-forwards, will not be taxed.

    -- During the third quarter of 2005, the company repurchased, through a series of transactions, $57.8 million accreted value of its zero coupon convertible debentures due in 2021, which could have been put to the company in February 2006 ("convertible debentures"). The related loss on the repurchases, including the premium paid and the write-off of related deferred financing costs, aggregated $1.1 million ($.7 million net of related taxes or $.01 per share on both a basic and diluted basis).

    "Based upon the information known to us today, we believe that sales in the fourth quarter will be between $3.425 and $3.625 billion," said Paul J. Reilly, Senior Vice President and Chief Financial Officer. "We expect continued stability in our worldwide components businesses, driven by our core small and mid-sized customer base. Due to elevated inventory levels in our large customer segment, growth is expected to be somewhat slower than the accelerated rates we experienced in North America and Europe during the first half of 2006, resulting in worldwide components sales between $2.675 and $2.8 billion. We anticipate continued growth in storage, security and infrastructure software, and industry standard servers while we expect the traditional seasonal growth in our enterprise business to be tempered by the continued weakness in the proprietary server market, resulting in worldwide computer products sales between $750 and $825 million. Earnings per share, on a diluted basis, including the impact of expensing stock options in accordance with FASB Statement No. 123(R) estimated at approximately $.02 per share, are expected to be in the range of $.71 to $.75, excluding any charges. Excluding the impact of restructuring and other charges, and the expensing of stock options, diluted earnings per share for the fourth quarter are expected to increase 16% to 22% from last year's fourth quarter," added Mr. Reilly.

    NINE MONTH RESULTS

    Arrow's net income for the first nine months of 2006 was $260.3 million ($2.14 and $2.12 per share on a basic and diluted basis, respectively) on sales of $10.08 billion, compared with net income of $179.2 million ($1.53 and $1.48 per share on a basic and diluted basis, respectively) on sales of $8.20 billion in the first nine months of 2005. Included in the results for the first nine months of 2006 is $9.6 million ($6.2 million net of related taxes or $.05 per share on both a basic and diluted basis) related to the expensing of stock options in accordance with the provisions of FASB Statement
No. 123(R).

    Net income for the first nine months of 2006 includes restructuring charges of $6.4 million ($3.9 million net of related taxes or $.03 per share on both a basic and diluted basis) related to the aforementioned actions to continue improving its operating efficiencies and a loss on prepayment of debt of $2.6 million ($1.6 million net of related taxes or $.01 per share on both a basic and diluted basis) on the redemption of the total amount outstanding of $283.2 million principal amount ($156.4 million accreted value) of its convertible debentures and on the repurchase of $4.1 million principal amount of its 7% Senior Notes due in January 2007. Excluding these items, net income would have been $265.7 million ($2.19 and $2.16 per share on a basic and diluted basis, respectively) for the first nine months of 2006.

    Net income for the first nine months of 2005 includes restructuring charges of $9.0 million ($5.0 million net of related taxes or $.03 per share on both a basic and diluted basis), an acquisition indemnification credit of $1.7 million ($1.3 million net of related taxes or $.01 per share on a basic basis), a loss on the prepayment of debt of $3.2 million ($1.9 million net of related taxes or $.02 and $.01 per share on a basic and diluted basis, respectively) and a write-down of an investment of $3.0 million ($.03 per share on both a basic and diluted basis) related to an other-than-temporary decline in the fair value of an investment in accordance with Financial Accounting Standards Board Statement No. 115 and Emerging Issues Task Force No. 03-1. Excluding these items, net income would have been $187.9 million ($1.60 and $1.55 per share on a basic and diluted basis, respectively) for the first nine months of 2005.

    Arrow Electronics is a major global provider of products, services and solutions to industrial and commercial users of electronic components and computer products. Headquartered in Melville, New York, Arrow serves as a supply channel partner for nearly 600 suppliers and more than 130,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of over 270 locations in 53 countries and territories.

    Certain Non-GAAP Financial Information

    In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles ("GAAP"), the company provides certain non-GAAP financial information relating to operating income, net income and net income per basic and diluted share, each as adjusted for certain charges, credits and losses that the company believes impact the comparability of its results of operations. These charges, credits and losses arise out of the company's efficiency enhancement initiatives, the company's acquisitions of other companies, the prepayment of debt, and the write-down of an investment. A reconciliation of the company's non-GAAP financial information to GAAP is set forth in the table below.

    The company believes that such non-GAAP financial information is useful to investors to assist in assessing and understanding the company's operating performance and underlying trends in the company's business because management considers the charges, credits and losses referred to above to be outside the company's core operating results. This non-GAAP financial information is among the primary indicators management uses as a basis for evaluating the company's financial and operating performance. In addition, the company's Board of Directors may use this non-GAAP financial information in evaluating management performance and setting management compensation.

    The presentation of this additional non-GAAP financial information is not meant to be considered in isolation or as a substitute for, or alternative to, operating income, net income and net income per basic and diluted share determined in accordance with GAAP. Analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.




                       ARROW ELECTRONICS, INC.
                       EARNINGS RECONCILIATION
                 (In thousands except per share data)


                            Three Months Ended    Nine Months Ended
                              September 30,         September 30,
                           --------------------  --------------------
                             2006       2005       2006       2005
                           ---------  ---------  ---------  ---------
Operating income, as
 reported                  $152,472   $118,238   $464,846   $345,489
  Restructuring charges       1,779        112      6,418      8,997
  Acquisition
   indemnification credit         -          -          -     (1,672)
                           ---------  ---------  ---------  ---------
Operating income, as
 adjusted                  $154,251   $118,350   $471,264   $352,814
                           ---------  ---------  ---------  ---------

Net income, as reported    $ 85,918   $ 63,523   $260,260   $179,163
  Restructuring charges
   (gain)                     1,101       (442)     3,915      5,016
  Acquisition
   indemnification credit         -          -          -     (1,267)
  Loss on prepayment of
   debt                           -        672      1,558      1,919
  Write-down of investment        -          -          -      3,019
                           ---------  ---------  ---------  ---------
Net income, as adjusted    $ 87,019   $ 63,753   $265,733   $187,850
                           ---------  ---------  ---------  ---------

Net income per basic share,
 as reported               $    .70   $    .54   $   2.14   $   1.53
  Restructuring charges
   (gain)                       .01       (.01)       .03        .03
  Acquisition
   indemnification credit         -          -          -       (.01)
  Loss on prepayment of
   debt                           -        .01        .01        .02
  Write-down of investment        -          -          -        .03
                           ---------  ---------  ---------  ---------
Net income per basic share,
 as adjusted               $    .71   $    .54   $   2.19   $   1.60
                           ---------  ---------  ---------  ---------

Net income per diluted
 share, as reported*       $    .70   $    .52   $   2.12   $   1.48
  Restructuring charges
   (gain)                       .01       (.01)       .03        .03
  Loss on prepayment of
   debt                           -        .01        .01        .01
  Write-down of investment        -          -          -        .03
                           ---------  ---------  ---------  ---------
Net income per diluted
 share, as adjusted        $    .71   $    .52   $   2.16   $   1.55
                           ---------  ---------  ---------  ---------

 The sum of the components for basic and diluted net income per share, as adjusted, may not agree to totals, as presented due to rounding.

 Effective January 1, 2006, the company adopted the provisions of Financial Accounting Standards Board Statement No. 123 (revised
  2004), "Share Based Payment" ("FASB Statement No. 123(R)"). The company adopted the modified prospective transition method provided for under FASB Statement No. 123(R) and, accordingly, has not restated prior period amounts. As a result of adopting FASB Statement No. 123(R), the company recorded a charge of $3,403 ($2,239 net of related taxes or $.02 per share on both a basic and diluted basis) and $9,559 ($6,175 net of related taxes or $.05 per share on both a basic and diluted basis) for the third quarter and first nine months of 2006, respectively, related to the expensing of stock options. The pre-tax compensation expense is included in selling, general and administrative expenses.

* In computing net income per diluted share for the first nine months of 2006, net income was increased by $524 for interest (net of taxes) related to the zero coupon convertible debentures ("convertible debentures") which are dilutive common stock equivalents. In addition, the diluted average number of shares outstanding for the first nine months of 2006 includes 623 shares related to the convertible debentures.

 In computing net income per diluted share for the third quarter and first nine months of 2005, net income was increased by $1,059 and $4,285, respectively, for interest (net of taxes) related to the convertible debentures which are dilutive common stock equivalents. In addition, the diluted average number of shares outstanding for the third quarter and first nine months of 2005 includes 3,844 shares and 5,412 shares, respectively, related to the convertible debentures.


    Information Relating to Forward-Looking Statements

    This report includes forward-looking statements that are subject to numerous assumptions, risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons, including, but not limited to: industry conditions, the company's ongoing planned implementation of its new global financial system and new enterprise resource planning system, changes in product supply, pricing and customer demand, competition, other vagaries in the electronic components and computer products markets, changes in relationships with key suppliers, increased profit margin pressure, the effects of additional actions taken to become more efficient or lower costs, and the company's ability to generate additional cash flow. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any of the forward-looking statements.




                       ARROW ELECTRONICS, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands except per share data)


                     Three Months Ended         Nine Months Ended
                       September 30,              September 30,
                  ------------------------  -------------------------
                     2006         2005         2006          2005
                  -----------  -----------  ------------  -----------

Sales             $3,454,297   $2,710,168   $10,083,792   $8,204,586
                  -----------  -----------  ------------  -----------
Costs and
 expenses:
 Cost of products
  sold             2,946,214    2,290,912     8,563,742    6,911,768
 Selling, general
  and
  administrative
  expenses           342,951      290,376     1,015,607      903,454
 Depreciation and
  amortization        10,881       10,530        33,179       36,550
 Restructuring
  charges              1,779          112         6,418        8,997
 Acquisition
  indemnification
  credit                   -            -             -       (1,672)
                  -----------  -----------  ------------  -----------
                   3,301,825    2,591,930     9,618,946    7,859,097
                  -----------  -----------  ------------  -----------
Operating income     152,472      118,238       464,846      345,489
Equity in earnings
 of affiliated
 companies             1,550        1,373         3,540        3,013
Loss on prepayment
 of debt                   -        1,123         2,605        3,209
Write-down of
 investment                -            -             -        3,019
Interest expense,
 net                  25,869       22,291        73,831       70,766
                  -----------  -----------  ------------  -----------
Income before
 income taxes and
 minority interest   128,153       96,197       391,950      271,508
Provision for
 income taxes         42,097       32,399       130,834       91,770
                  -----------  -----------  ------------  -----------
Income before
 minority interest    86,056       63,798       261,116      179,738
Minority interest        138          275           856          575
                  -----------  -----------  ------------  -----------
Net income        $   85,918   $   63,523   $   260,260   $  179,163
                  -----------  -----------  ------------  -----------
Net income per
 share:
  Basic           $      .70   $      .54   $      2.14   $     1.53
                  -----------  -----------  ------------  -----------
  Diluted         $      .70   $      .52   $      2.12   $     1.48
                  -----------  -----------  ------------  -----------
Average number of
 shares
 outstanding:
 Basic               122,053      118,594       121,493      117,265
 Diluted             122,850      124,162       123,179      124,010

   This interim report is subject to independent audit at year-end.




                       ARROW ELECTRONICS, INC.
                     CONSOLIDATED BALANCE SHEETS
                   (In thousands except par value)


                                           September 30, December 31,
                                               2006         2005
                                           ------------- ------------

ASSETS
Current assets:
  Cash and cash equivalents                 $   252,851  $   580,661
  Accounts receivable, net                    2,637,248    2,316,932
  Inventories                                 1,628,486    1,494,982
  Prepaid expenses and other assets             141,234      124,899
                                           ------------- ------------
    Total current assets                      4,659,819    4,517,474
                                           ------------- ------------
Property, plant and equipment, at cost:
  Land                                           41,867       41,855
  Buildings and improvements                    163,529      160,012
  Machinery and equipment                       462,455      426,239
                                           ------------- ------------
                                                667,851      628,106
  Less:Accumulated depreciation and
   amortization                                (417,405)    (392,641)
                                           ------------- ------------
    Property, plant and equipment, net          250,446      235,465
                                           ------------- ------------
Investments in affiliated companies              39,035       38,959
Cost in excess of net assets of companies
 acquired                                     1,117,130    1,053,266
Other assets                                    216,596      199,753
                                           ------------- ------------
    Total assets                            $ 6,283,026  $ 6,044,917
                                           ------------- ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                          $ 1,537,704  $ 1,628,568
  Accrued expenses                              500,405      434,644
  Short-term borrowings, including current
   portion of long-term debt                    292,376      268,666
                                           ------------- ------------
  Total current liabilities                   2,330,485    2,331,878
                                           ------------- ------------
Long-term debt                                  964,993    1,138,981
                                           ------------- ------------
Other liabilities                               196,850      201,172
                                           ------------- ------------
Shareholders' equity:
  Common stock, par value $1:
  Authorized - 160,000 shares in 2006 and
   2005
  Issued - 122,358 and 120,286 shares in
   2006 and 2005, respectively                  122,386      120,286
  Capital in excess of par value                933,846      861,880
  Retained earnings                           1,659,675    1,399,415
  Foreign currency translation adjustment        92,649       13,308
                                           ------------- ------------
                                              2,808,556    2,394,889
  Less: Treasury stock (226 and 272 shares
         in 2006 and 2005, respectively),
         at cost                                 (6,039)      (7,278)
        Unamortized employee stock awards             -       (2,395)
        Other                                   (11,819)     (12,330)
                                           ------------- ------------
    Total shareholders' equity                2,790,698    2,372,886
                                           ------------- ------------
    Total liabilities and shareholders'
     equity                                 $ 6,283,026  $ 6,044,917
                                           ------------- ------------

   This interim report is subject to independent audit at year-end.




                       ARROW ELECTRONICS, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands)


                                                 Three Months Ended
                                                    September 30,
                                                ---------------------
                                                  2006        2005
                                                ----------  ---------
Cash flows from operating activities:
 Net income                                     $  85,918   $ 63,523
 Adjustments to reconcile net income to net cash
  provided by (used for) operations:
    Depreciation and amortization                  10,881     10,530
    Accretion of discount on zero coupon
     convertible debentures                             -      1,771
    Amortization of deferred financing costs and
     discount on notes                                520        911
    Amortization of restricted stock and
     performance awards                             2,617      2,199
    Amortization of employee stock options          3,403          -
    Excess tax benefits from stock-based
     compensation arrangements                        (55)         -
    Equity in earnings of affiliated companies     (1,550)    (1,373)
    Deferred income taxes                         (17,640)      (611)
    Restructuring charges                           1,101       (442)
    Loss on prepayment of debt                          -        672
    Minority interest                                 138        275
    Change in assets and liabilities, net of
     effects of acquired businesses:
      Accounts receivable                         (20,929)    55,183
      Inventories                                 199,811    (22,236)
      Prepaid expenses and other assets            12,423      1,051
      Accounts payable                           (342,457)   (64,574)
      Accrued expenses                             29,319     32,490
      Other                                           385        571
                                                ----------  ---------
  Net cash provided by (used for) operating
   activities                                     (36,115)    79,940
                                                ----------  ---------
Cash flows from investing activities:
  Acquisition of property, plant and equipment    (14,130)   (15,225)
  Proceeds from sale of facilities                      -     18,353
  Cash consideration paid for acquired
   businesses                                           -    (22,163)
  Other                                               510      1,113
                                                ----------  ---------
  Net cash used for investing activities          (13,620)   (17,922)
                                                ----------  ---------
Cash flows from financing activities:
  Change in short-term borrowings                 (29,087)      (457)
  Change in long-term debt                             92       (101)
  Repurchase of zero coupon convertible
   debentures                                           -    (57,948)
  Proceeds from exercise of stock options             587     33,792
  Excess tax benefits from stock-based
   compensation arrangements                           55          -
                                                ----------  ---------
  Net cash used for financing activities          (28,353)   (24,714)
                                                ----------  ---------
Effect of exchange rate changes on cash             1,090        150
                                                ----------  ---------
Net increase (decrease) in cash and cash
 equivalents                                      (76,998)    37,454
Cash and cash equivalents at beginning of period  329,849    616,213
                                                ----------  ---------
Cash and cash equivalents at end of period      $ 252,851   $653,667
                                                ----------  ---------

   This interim report is subject to independent audit at year-end.




                       ARROW ELECTRONICS, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands)

                                                 Nine Months Ended
                                                   September 30,
                                               ----------------------
                                                    2006        2005
                                               ----------  ----------
Cash flows from operating activities:
 Net income                                    $ 260,260   $ 179,163
 Adjustments to reconcile net income to net
  cash provided by (used for) operations:
    Depreciation and amortization                 33,179      36,550
    Accretion of discount on zero coupon
     convertible debentures                          876       7,166
    Amortization of deferred financing costs
     and discount on notes                         2,152       2,796
    Amortization of restricted stock and
     performance awards                            6,743       5,209
    Amortization of employee stock options         9,559           -
    Excess tax benefits from stock-based
     compensation arrangements                    (6,486)          -
    Equity in earnings of affiliated companies    (3,540)     (3,013)
    Deferred income taxes                        (20,235)         94
    Restructuring charges                          3,915       5,016
    Loss on prepayment of debt                     1,558       1,919
    Minority interest                                856         575
    Acquisition indemnification credit                 -      (1,267)
    Write-down of investment                           -       3,019
    Change in assets and liabilities, net of
     effects of acquired businesses:
      Accounts receivable                       (267,820)   (152,656)
      Inventories                               (102,568)     57,221
      Prepaid expenses and other assets          (10,739)     (5,072)
      Accounts payable                          (122,696)    156,910
      Accrued expenses                            43,572       1,977
      Other                                        4,453         447
                                               ----------  ----------
  Net cash provided by (used for) operating
   activities                                   (166,961)    296,054
                                               ----------  ----------
Cash flows from investing activities:
  Acquisition of property, plant and equipment   (41,670)    (19,789)
  Proceeds from sale of facilities                     -      18,353
  Cash consideration paid for acquired
   businesses                                    (19,460)    (24,624)
  Purchase of short-term investments                   -    (230,456)
  Proceeds from sale of short-term investments         -     389,056
  Other                                            3,593       4,824
                                               ----------  ----------
  Net cash provided by (used for) investing
   activities                                    (57,537)    137,364
                                               ----------  ----------
Cash flows from financing activities:
  Change in short-term borrowings                  9,449       9,036
  Change in long-term debt                       (15,632)     (2,037)
  Repurchase of senior notes                      (4,268)          -
  Repurchase of zero coupon convertible
   debentures                                   (156,330)   (152,449)
  Proceeds from exercise of stock options         53,705      69,355
  Excess tax benefits from stock-based
   compensation arrangements                       6,486           -
                                               ----------  ----------
  Net cash used for financing activities        (106,590)    (76,095)
                                               ----------  ----------
Effect of exchange rate changes on cash            3,278      (8,950)
                                               ----------  ----------
Net increase (decrease) in cash and cash
 equivalents                                    (327,810)    348,373
Cash and cash equivalents at beginning of
 period                                          580,661     305,294
                                               ----------  ----------
Cash and cash equivalents at end of period     $ 252,851   $ 653,667
                                               ----------  ----------

   This interim report is subject to independent audit at year-end.




                       ARROW ELECTRONICS, INC.
                         SEGMENT INFORMATION
                            (In thousands)


                     Three Months Ended         Nine Months Ended
                       September 30,              September 30,
                  ------------------------  -------------------------
                        2006         2005          2006         2005
                  -----------  -----------  ------------  -----------

Sales:
  Electronic
   Components     $2,793,436   $2,167,284   $ 8,159,403   $6,523,175
  Computer
   Products          660,861      542,884     1,924,389    1,681,411
                  -----------  -----------  ------------  -----------
  Consolidated    $3,454,297   $2,710,168   $10,083,792   $8,204,586
                  -----------  -----------  ------------  -----------

Operating income:
  Electronic
   Components     $  148,896   $  115,046   $   459,845   $  333,290
  Computer
   Products           28,965       26,780        82,804       86,190
  Corporate (a)      (25,389)     (23,588)      (77,803)     (73,991)
                  -----------  -----------  ------------  -----------
  Consolidated    $  152,472   $  118,238   $   464,846   $  345,489
                  -----------  -----------  ------------  -----------

Effective January 1, 2006, the OEM Computing Solutions business, which was previously included in the worldwide computer products business, has been transitioned into the company's worldwide components business to further leverage customer overlap and to take advantage of greater opportunities for selling synergies. Prior period segment data has been adjusted to conform with the current period presentation.

(a) Includes restructuring charges of $1.8 million and $6.4 million for the third quarter and first nine months of 2006, respectively. Includes restructuring charges of $.1 million and $9.0 million for the third quarter and first nine months of 2005, respectively, as well as an acquisition indemnification credit of $1.7 million for the first nine months of 2005.

   This interim report is subject to independent audit at year-end.

    CONTACT: Arrow Electronics, Inc.
             Ira M. Birns, 631-847-1657
             Vice President & Treasurer
             or
             Paul J. Reilly, 631-847-1872
             Senior Vice President & Chief Financial Officer or
             Media:
             Jacqueline F. Strayer, 631-847-2101
             Vice President, Corporate Communications